Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 1, 2016		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2016 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion bank holding company with two bank subsidiaries, announced its financial results for the third quarter of 2016.  Premier realized net income of $3,164,000 (33 cents per diluted share) during the quarter ended September 30, 2016, a 4.8% decrease from the $3,325,000 of net income reported for the third quarter of 2015.  The decrease in net income during the third quarter of 2016 is largely due to a $1,522,000 increase in non-interest expense and a $150,000 increase in interest expense in the third quarter of 2016 that were not fully offset by the $1,083,000 increase in interest income and the $260,000 increase in non-interest income when compared to the third quarter of 2015.

The increases in income and expense in both the quarter-to-date and year-to-date results are largely the results of the operations of the newly acquired First National Bank (“First National”), which were not included in Premier’s 2015 results.  First National, a wholly owned subsidiary of First National Bankshares Corporation (“Bankshares”) headquartered in Ronceverte, West Virginia, was purchased as part of Premier’s acquisition of Bankshares on January 15, 2016.  Premier issued 1.4 million shares of its common stock valued at approximately $22,041,000 to the shareholders of Bankshares.  On March 4, 2016, as part of Premier’s assimilation of Bankshares, First National was converted to Premier’s operating systems and merged into Premier Bank, a wholly own subsidiary of Premier.  The six branches of First National became branches of Premier Bank, and now comprise the bank’s second largest operating division.  The operations of First National’s six branches plus the operations of Bankshares are only included in the operations of Premier since the January 15, 2016 acquisition date.  Our results thus far this year not only reflect the additional costs associated with the mergers and data processing conversion, but also the additional common shares we issued to the shareholders of Bankshares to complete the merger.

On a diluted per share basis, Premier earned $0.33 during the third quarter of 2016, which compares to the $0.27 per share earned during the second quarter of 2016 and the $0.40 per share earned during the third quarter of 2015.  For the first nine months of 2016 Premier realized net income of $8,767,000 ($0.91 per diluted share) compared to $9,594,000 ($1.14 per diluted share) earned during the first nine months of 2015, as more fully explained below.

President and CEO Robert W. Walker commented, “We are pleased with our third quarter 2016 financial performance, which resulted in a $540,000, or 20.6%, increase in net income over our second quarter 2016 reported net income.  When compared to our June 2016 quarterly results, third quarter 2016 interest income on loans was up 2.0% while total interest expense was down 2.2% resulting in a $225,000 increase in net interest income.  And while non-interest income was relatively unchanged from the second quarter of 2016, third quarter 2016 non-interest expenses were generally lower than the previous calendar quarter, with the exception of loan collection expense, the costs of trying to liquidate other real estate owned, FDIC insurance premiums and the cost of operating our branch facilities.  Finally, in the second quarter of 2016 we added a $500,000 provision for loan losses resulting from our initial estimate of potential loan losses resulting from the record flash flooding that occurred in central and southeastern West Virginia near the end of June.  While it still may be some time before we begin to experience any specific loan losses related to unreimbursed damage to borrowers’ collateral or any lasting economic impact to our business customers in areas that rely on vacation season tourism, we are thankful that the impact of the flooding on our overall loan portfolio credit quality has been minimal thus far.  As a result, we did not believe there was any need to increase our estimate of potential losses as of the end of the third quarter 2016.  We continue our efforts to assimilate our six new branch locations from the First National acquisition while we look for additional ways to improve the efficiency of our banking franchise.”

Net interest income for the quarter ended September 30, 2016 totaled $13.716 million, up $933,000, or 7.3%, from the $12.783 million of net interest income earned during the third quarter of 2015. Interest income in 2016 increased by $1.083 million, or 7.9%, largely due to a $1.720 million increase in interest income from the operations of First National, partially offset by a $637,000 decrease in interest income from Premier’s other operations.  Interest income on loans in the third quarter of 2016 increased by $869,000, or 6.9%, largely due to a $1.502 million increase in interest income on loans from the operations of First National.  Interest income on loans in the third quarter of 2015 included approximately $671,000 of income recognized from deferred interest and discounts recognized on non-accrual loans that paid off during that quarter last year while in the third quarter of 2016 approximately $142,000 of income was recognized from non-accrual loans that paid off during the quarter, a $529,000 decrease in interest income on loans in the third quarter of 2016.  Otherwise, interest income on loans from Premier’s other operations decreased by $104,000, or 0.8%, largely due to a decrease in average yields realized on the loan portfolio although on a higher average balance of loans outstanding during the quarter.  Interest income on investment securities in the third quarter of 2016 increased by $140,000, or 11.4%, largely due to the additional interest income on the investment securities added from the acquisition of First National.  Interest income from interest-bearing bank balances and federal funds sold increased by $74,000, or 151%, largely due to an increase in these balances in 2016 and a slighly higher yield.

Partially offsetting the increase in interest income in the third quarter of 2016 was a $150,000, or 15.0%, increase in interest expense, when compared to the third quarter of 2015.  Interest expense increased by $250,000 due to the addition of the operations acquired from Bankshares, including $187,000 of interest expense on the deposits and borrowings of First National and $63,000 of interest expense on subordinated debentures assumed by Premier as part of the acquisition of Bankshares.  The subordinated debentures can be included as a portion of Premier’s regulatory Tier 1 capital, subject to certain conditions and limitations.  Partially offsetting the $250,000 increase in interest expense from the addition of the operations acquired from Bankshares was a $100,000, or 10.0%, decrease in interest expense from Premier’s other operations, largely due to a $75,000, or 8.7%, decrease in interest expense on deposits and a $25,000, or 18.9%, decrease in interest expense on borrowings, including short-term borrowings from the Federal Home Loan Bank, due to principal payments and a lower interest rate paid.

During the quarter ended September 30, 2016, Premier recorded $312,000 of provision for loan losses compared to $309,000 of provision for loan losses recorded during the same quarter of 2015.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans decreased by $947,000 in the third quarter of 2016 when compared to the same quarter of 2015, as a result of a large charge-off recorded in the third quarter of 2015 from the completion of the foreclosure on a previously identified impaired loan.  Recoveries on loans previously charged-off in the third quarter of 2016 were relatively the same as the third quarter of 2015, decreasing by $22,000.  Also, during the quarter ended September 30, 2016, non-accrual loans decreased by $1.258 million from the amount at June 30, 2016, but are still $1.256 million higher than the amount at December 31, 2015, while accruing loans 90+ days past due increased by $4.554 million since June 30, 2016 and are now $3.740 million higher than the amount at December 31, 2015.  The increase in accruing loans 90+ days past due is limited primarily to one borrowing relationship where Premier is well collateralized and in the process of collection.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended September 30, 2016 totaled $8.546 million compared to $7.284 million in the third quarter of 2015, as a $1.522 million, or 16.8%, increase in non-interest expenses was partially offset by a $260,000, or 14.4%, increase in non-interest income.  The $1.262 million increase in net overhead when compared to the third quarter of 2015 is largely due to the net operating costs of the six branches of First National acquired from the purchase of Bankshares in January 2016. Non-interest income increased by $260,000 in the third quarter of 2016 when compared to the third quarter of 2015, largely due to an $183,000 increase in non-interest income from the operations of the six branches of First National, plus a $77,000 increase in non-interest income from Premier’s other operations.   Contributing to the increase in non-interest income, service charges on deposit accounts increased by $83,000, or 8.8%, electronic banking income increased by $121,000, or 18.1%, secondary market mortgage income increased by $26,000, or 68%, and other sources of non-interest income increased by $30,000, or 20.5%, when compared to the third quarter of 2015.  Non-interest expenses increased by $1.522 million in the third quarter of 2016 when compared to the third quarter of 2015, largely due to a $998,000 increase in non-interest expense from the operations of the six branches of First National.  In addition, non-interest expense from Premier’s other operations increased by $524,000, or 5.8%.  In total, staff costs increased by $668,000, or 16.1%, occupancy and equipment expenses increased by $307,000, or 23.1%, data processing costs (excluding conversion costs) increased by $196,000, or 17.8%, amortization of intangible assets increased by $68,000, or 32.4%, and other operating expenses increased by $96,000, or 11.6%.  Other increases include supplies expense, up $41,000, FDIC insurance expense, up $46,000, OREO expenses and writedowns, up $96,000 and taxes not based on income, up $21,000, when compared to the third quarter of 2015.

Total assets as of September 30, 2016 were up $253.4 million, or 20.4%, from the $1.245 billion of total assets at year-end 2015.  The increase in total assets since year-end is largely due to the $237.5 million of assets from the Bankshares acquisition in January 2016.  Otherwise, a $51.2 million increase in total loans outstanding from organic growth was partially offset by a $36.9 million decrease in securities available for sale.  Earning assets increased by $239.9 million from the $1.147 billion at year-end 2015 to end the quarter at $1.387 billion, including an increase of $223.9 million of earning assets from the Bankshares acquisition.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased by $22.1 million, which includes the initial $16.4 million of liquid assets from the Bankshares acquisition.  Investment securities increased by $39.7 million, including $76.6 million of investment securities from the Bankshares acquisition, while total loans outstanding increased by $184.2 million, including $133.0 million from the Bankshares acquisition and $51.2 million from Premier’s other operations since year-end 2015.  Other assets increased by $5.3 million, largely due to the premises and equipment of the six branches of First National, while goodwill and other intangible assets increased by $4.0 million, as the $4.9 million of intangible assets generated by the acquisition of Bankshares was partially offset by $862,000 of core deposit intangible amortization.  Total deposits increased by $213.4 million since year-end 2015, including the $205.2 million of deposits obtained from the acquisition of Bankshares plus an $8.2 million increase in deposits from Premier’s other operations.  Customer repurchase agreements increased by $5.5 million, including $2.2 million obtained from the acquisition of Bankshares.  Other borrowings decreased by $1.8 million since year-end 2015, due to scheduled principal payments plus additional principal payments on Premier’s existing borrowings.  However, advances from the Federal Home Loan Bank increased by $531,000 since year-end 2015, due to the remaining portion of approximately $1.4 million of FHLB advances made to First National that were assumed by Premier as part of the acquisition in January 2016.  Premier also assumed $6.186 million of subordinated debentures issued by Bankshares, reduced by $853,000 of fair value adjustments, as a result of the acquisition of Bankshares.

Stockholders’ equity of $177.4 million equaled 11.8% of total assets at September 30, 2016, which compares to stockholders’ equity of $147.2 million, or 11.8% of total assets, at December 31, 2015.  The increase in stockholders’ equity was largely due to the $22.0 million of common stock issued to shareholders of Bankshares in the acquisition.  Otherwise, $8.8 million of net income in the first nine months of 2016 as well as a $2.9 million, net of tax, increase in the market value of the investment portfolio available for sale were partially offset by the $0.45 per share of cash dividends declared and paid on common shares during the first nine months of 2016.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ended September 30, 2016

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine-Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2016	2015	2016	2015
Interest Income	14,865	13,782	43,741	39,750
Interest Expense	1,149	999	3,479	3,080
Net Interest Income	13,716	12,783	40,262	36,670
Provision for Loan Losses	312	309	1,436	232
Net Interest Income after Provision	13,404	12,474	38,826	36,438
Non-Interest Income	2,062	1,802	6,064	5,269
Non-Interest Expenses	10,608	9,086	31,320	26,807
Income Before Taxes	4,858	5,190	13,570	14,900
Income Taxes	1,694	1,865	4,803	5,306
NET INCOME	3,164	3,325	8,767	9,594

EARNINGS PER SHARE	0.33	0.41	0.92	1.18
DILUTED EARNINGS PER SHARE	0.33	0.40	0.91	1.14
DIVIDENDS PER SHARE	0.15	0.15	0.45	0.41

Charge-offs	303	1,250	575	1,732
Recoveries	50	72	355	978
Net charge-offs (recoveries)	253	1,178	220	754

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2016	2015
ASSETS
Cash and Due From Banks	40,250	33,888
Interest Bearing Bank Balances	47,577	32,816
Federal Funds Sold	6,861	5,835
Securities Available for Sale	295,211	255,466
Loans (net)	1,023,082	840,099
Other Real Estate Owned	12,293	13,040
Other Assets	32,849	27,573
Goodwill and Other Intangible Assets	39,997	35,976
TOTAL ASSETS	1,498,120	1,244,693

LIABILITIES & EQUITY
Deposits	1,273,585	1,060,196
Fed Funds/Repurchase Agreements	27,145	21,694
FHLB Advances	531	-
Other Borrowings	9,467	11,292
Subordinated Debentures	5,333	-
Other Liabilities	4,628	4,279
TOTAL LIABILITIES	1,320,689	1,097,461
Common Stockholders’ Equity	177,431	147,232
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,498,120	1,244,693

TOTAL BOOK VALUE PER COMMON SHARE	18.36	18.00
Tangible Book Value per Common Share	14.22	13.60

Non-Accrual Loans	8,434	7,141
Loans 90 Days Past Due and Still Accruing	6,772	3,032